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Exhibit 99.2

    [AMERICA FIRST LOGO]

AMERICA FIRST
MORTGAGE INVESTMENT, INC.
399 PARK AVENUE
NEW YORK, NEW YORK 10022
TELEPHONE (212) 935-8760

PRESS RELEASE		FOR IMMEDIATE RELEASE
December 12, 2001		NEW YORK METRO
CONTACT:	William S. Gorin	NYSE: MFA
Executive Vice President (212) 935-8760 www.mfa-reit.com

America First Mortgage Investments, Inc.
Announces 24% Increase in Quarterly Dividend

(New York, NY) The board of directors of America First Mortgage Investments, Inc. (NYSE: MFA) announced today that it approved an increase in its quarterly dividend to $0.28 per share of its common stock for the fourth quarter of 2001. The dividend will be paid on January 30, 2002 to record holders as of December 28, 2001. The new dividend rate represents an increase of approximately 24% over the previous dividend of $0.225.

    Stewart Zimmerman President and Chief Executive Officer said, "We are proud of our progress in 2001. MFA's strong financial performance has allowed us to significantly raise our dividend to shareholders. We have fully invested the proceeds of our November equity offering and intend to complete the merger of MFA with its advisor on or about January 1, 2002. Based on the expected yield from our existing high quality portfolio and a reduced cost structure due to becoming a self-advised REIT, we believe MFA will be able to maintain the dividend at this level for the foreseeable future."

    MFA's objective is to generate a high level of income from its portfolio of high-quality adjustable-rate mortgage securities and other assets. As of September 30, 2001, approximately 96% of assets consisted of: mortgage-backed securities guaranteed by an agency of the United States government such as the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"); other securities rated AAA by Standard & Poors Corporation and cash. MFA finances the acquisition of mortgage-backed securities primarily by borrowing at short-term rates using reverse repurchase agreements.

    For more information, please visit our website at www.mfa-reit.com

Information contained in this Press Release contains "forward-looking statements" relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements.

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  Exhibit 99.2